EXHIBIT 99.1
Valuation and Qualifying Accounts
For the Years Ended December 31, 2008, 2007 and 2006
(dollars in millions)

Classification	Balance Beginning of Period	Additions Charged to Revenues, Expense		Deductions Amounts Charged Off-Net		Balance End of Period
Allowance for Doubtful Accounts
Year Ended December 31,
2008	$11.9		$1.0		$(1.1)	$11.8
2007	10.1		2.7		(0.9)	11.9
2006	6.6		4.8		(1.3)	10.1

LIFO Reserve
Year Ended December 31,
2008	$539.1		$283.3	$	―	$822.4
2007	507.9		31.2		―	539.1
2006	351.7		156.2		―	507.9

Deferred Tax Valuation Allowance
Year Ended December 31,
2008	$18.3	$	―		$(1.4)	$16.9
2007	35.5		―		(17.2)	18.3
2006	35.0		4.7		(4.2)	35.5